EXHIBIT 10.2

Time Warner Inc.

Notice of Grant of Restricted Stock Units to Non-Employee Director

TIME WARNER INC. (the “Company”), pursuant to the Company’s 2010 Stock Incentive Plan (the “Plan”), hereby grants (the “Award”) to the undersigned Participant the following restricted stock units (the “RSUs”), subject to the terms and conditions of this Notice, the Restricted Stock Units Agreement, Directors Version 2 (10RUDIR2), and the Plan. Each RSU represents the unfunded, unsecured right of the Participant to receive a Share on the date(s) specified herein. The Plan and the Restricted Stock Units Agreement, both of which are incorporated into and made a part of this Notice, can be accessed and printed through Fidelity’s Netbenefits.com website (Plan Information & Documents).

1. Name:	ID:

2.	Grant Information for this Award:

Restricted Stock Unit Grant Number:

Date of Grant:

Total Number of Restricted Stock Units Granted:

3.	The vesting date shall be:

The Vesting Date shall be in the first year following the Date of Grant on the first day of the month in which the Date of Grant occurred. 100% of the number of the Total Number of Restricted Stock Units Granted will vest on the Vesting Date.

The Restricted Stock Units will vest earlier than the Vesting Date in connection with certain terminations of service as a director of the Company, as provided in the Restricted Stock Units Agreement and Plan; and the Restricted Stock Units will be canceled and forfeited upon certain terminations of service as a director of the Company, as provided in the Restricted Stock Units Agreement and Plan.